UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 20, 2020

Nikola Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-38495	82-4151153
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation)		Identification No.)

4141 E Broadway Road	85040
Phoenix, AZ	(Zip Code)
(Address of principal executive offices)

(480) 666-1038

(Registrant’s telephone number,

including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	NKLA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 20, 2020, Trevor R. Milton offered to voluntarily step down from his positions as Executive Chairman of Nikola Corporation (the “Company”) and as a director on the Company’s Board of Directors (the “Board”), and the Board, after deliberation, accepted Mr. Milton’s offer.

In connection with Mr. Milton’s departure, the Company entered into that certain Agreement, dated September 20, 2020, by and between the Company and Mr. Milton (the “Agreement”), under which Mr. Milton voluntarily stepped down from his position as Executive Chairman of the Company and all positions as an employee and officer of the Company and its subsidiaries, and his position as a director on the Board and as a director of any of the Company’s subsidiaries, including all committees thereof, in each case, effective as of September 20, 2020. Mr. Milton will be making himself reasonably available to provide consulting services and to assist the Company as reasonably requested by the Board on an ad hoc basis through December 31, 2020.

Mr. Milton expressed his desire to relinquish, and pursuant to the Agreement, Mr. Milton agreed to relinquish (i) 100% of the 4,859,000 performance-based stock units granted to Mr. Milton on August 21, 2020 and (ii) any right or claim to enter into a two-year consulting agreement with an annual fee of $10,000,000. As part of Mr. Milton’s relinquishment of his performance based stock units, the Company also agreed to grant 1,069,000 time-vested restricted stock units vesting on June 3, 2023, to over 300 employees of the Company designated by Mr. Milton, subject to the employees’ continued employment at the Company through June 3, 2023. The Agreement also provides for the accelerated vesting and settlement of 600,000 restricted stock units granted to Mr. Milton on August 21, 2020.

For a period of three years from September 20, 2020 (the “Standstill Period”), Mr. Milton has also agreed to certain standstill provisions, including, among other things, agreeing not to (i) acquire ownership (beneficial or otherwise) of more than 19 million shares of the Company’s outstanding common stock, (ii) propose or effect any extraordinary transaction with respect to the Company, (iii) solicit any proxy or consent with respect to the election or removal of directors or any other proposal, (iv) seek representation on the Board or the removal of any member of the Board, or (v) submit any stockholder proposal.

In addition, during the Standstill Period, Mr. Milton has agreed to vote his shares of the Company’s common stock (i) in favor of the slate of directors recommended by the Board at any meeting of the stockholders of the Company and (ii) against the election of any nominee for director not recommended and nominated by the Board for election at such meeting.

The foregoing description of the terms and conditions of the Agreement does not purport to be complete and is qualified in its entirety by the full text of the Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On September 20, 2020, the Company issued a press release entitled “Nikola Board of Directors Announces Leadership Transition,” a copy of which is furnished as Exhibit 99.1 hereto.

Item 8.01	Other Events.

On September 20, 2020, the Board elected Stephen J. Girsky, a member of the Board, as Chairman of the Board.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Agreement by and between Trevor R. Milton and the Company, dated September 20, 2020.
99.1^	Press release issued by the Company dated September 20, 2020.
104	Cover Page Interactive Data File (formatted as Inline XBRL).

^	This Exhibit is furnished herewith and will not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or deemed to be incorporated by reference into any filing under the Exchange Act or the Securities Act of 1933 except to the extent that Nikola Corporation specifically incorporates it by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NIKOLA CORPORATION

Date: September 21, 2020	By:	/s/ Britton M. Worthen
Britton M. Worthen